Exhibit 10.29

TIME SHARING AGREEMENT

This Time Sharing Agreement (this “Agreement”) is made and entered into as of January 1, 2008 among ROSEMONT PROJECT MANAGEMENT, L.L.C., a Delaware limited liability company (the “Owner”) and Thomas J. Pritzker (the “Lessee”).

W I T N E S S E T H:

WHEREAS, Owner is the registered owner of that certain Daussault-Breguet Falcon 900EX aircraft bearing the United States Registration Number N312P (the “Aircraft”);

WHEREAS, Owner contracts to provide a fully qualified flight crew to operate the Aircraft (the “Flight Crew”); and

WHEREAS, from time to time, Lessee desires to lease the Aircraft and the Flight Crew from Owner on a time sharing basis as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (the “FAR”).

NOW THEREFORE, Owner and Lessee, declaring their intention to enter into and be bound by this Agreement, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:

1. Term; Lease. This Agreement shall become effective as of January 1, 2008 (the “Effective Date”) and shall continue in effect until Owner delivers to Lessee at least 45 days prior written notice of termination of this Agreement. Lessee may terminate its participation in this Agreement by delivering written notice to the Owner at least 45 days prior to the effective date of such termination. From and after the Effective Date until the termination of this Agreement, Owner hereby agrees to lease the Aircraft to Lessee pursuant to the provisions of Section 91.501(c)(1) of the FAR and to provide the services of the Flight Crew for all operations.

2. Scheduling. Lessee shall provide Owner with requests for flights and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least (a) 24 hours in advance of Lessee’s planned departure, with respect to flights within the continental United States, and (b) three (3) days in advance of Lessee’s planned departure, with respect to all other flights, provided that Owner may waiver the required notice provisions in its sole discretion. Requests for flight time shall be in a written form that shall be provided to Lessee by Owner, and shall include:

(a)	proposed departure point;

(b)	destination;

(c)	date and time of flight;

(d)	the number of anticipated passengers;

(e)	the names of the anticipated passengers;

(f)	the nature and extent of luggage and/or cargo to be carried; and

(g)	the date and time of a return flight, if any.

In addition, Lessee shall provide any other information concerning the proposed flight that may be pertinent or required by Owner or the Flight Crew. Owner shall have final authority over the scheduling of the Aircraft; provided, however, that Owner shall use its best efforts to accommodate Lessee’s needs and to avoid conflicts in scheduling. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition that, in his or her judgment, would compromise the safety of the flight.

3. Flight Fee. For each flight provided for Lessee under this Agreement, Lessee shall pay Owner an amount (the “Flight Fee”) equal to (i) for up to thirty-three hours of the Lessee’s annual use under this Agreement, the Standard Industry Fare Level cents-per-mile rate applicable for the period during which the flight was taken multiplied by the flight miles during the applicable Flight Time and (ii) for any flight or portion of a flight not covered in (i) above, an amount equal to the lesser of (x) product of the applicable Flight Time multiplied by the “Direct Cost Rate” published annually by Conklin & de Decker (or any comparable publication if Conklin & de Decker is no longer available or no longer appropriate to use for this purpose) for operating a Daussault-Breguet Falcon 900EX aircraft or (y) two times the fuel costs to operate the flight, but in no event shall the amount paid exceed the actual expenses incurred for the flight, determined as authorized by FAR Part 91.501(d)(1)-(10) as the sum of the following costs and expenses:

(a)	fuel, oil, lubricants and other additives;

(b)	travel expenses of the Flight Crew, including food, lodging and ground transportation;

(c)	hangar and tie down costs away from the Aircraft’s base of operation;

(d)	insurance obtained for the specific flight;

(e)	landing fees, airport taxes and similar assessments;

(f)	customs, foreign permits, and similar fees directly related to the flight;

(g)	in-flight food and beverages;

(h)	passenger ground transportation;

(i)	flight planning and weather contract services; and

(j)	an additional charge equal to 100 percent of the fuel, oil, lubricants and other additives expense listed in item (a) above.

The Direct Cost Rate shall be determined as provided herein at the beginning of each calendar year based on the information available at that time, and shall apply to all flights provided for Lessee under this Agreement for that calendar year.

For purposes of this Agreement, the term “Flight Time” shall mean actual flight time (in hours and minutes) entered into the aircraft flight log for each flight segment, but shall not include taxi time or waiting time.

4. Expenses. Owner shall pay for and provide the Flight Crew for each flight undertaken under this Agreement. Owner shall pay all expenses related to the maintenance and operation of the Aircraft. All liability relating to maintenance and operation of the Aircraft, regardless of whether operated pursuant to this Agreement or otherwise, will be and shall remain with Owner.

5. Maintenance. Owner shall be solely responsible for securing operating maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft and shall take such requirements into account in scheduling the Aircraft. No period of operations maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling a flight under this Agreement unless such maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations and within the sound discretion of the pilot in command.

6. Flight Crew Authority. In accordance with the applicable FAR, the Flight Crew shall exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Lessee specifically agrees that the Flight Crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. No such action of the pilot in command shall create or support any liability for any loss, injury, damage or delay to Lessee who requested such flight or any other person. Lessee further agrees that Owner shall not be liable for any delay or failure to furnish the Aircraft and the Flight Crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other causes outside the reasonable control of Owner.

7. Insurance. Owner shall provide such additional insurance coverage with respect to a given flight as Lessee requesting such flight insurance shall request or require.

8. Lessees’ Representations. Lessee hereby represents and warrants to Owner that:

(a) he shall use the Aircraft for and on account of his own business and personal purposes only and shall not use the Aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire;

(b) he shall refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft whether permissible or impermissible under this Agreement, nor shall there be any attempt by any party hereto to convey, mortgage, assign, lease or any way alienate the aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

(c) during the term of this Agreement, he shall abide by and conform to all such laws, governmental and airport orders, and rules and regulations as shall be in effect from time to time that relate in any way to the operation and use of the Aircraft by a time sharing lessee.

9. Base of Operations. For purposes of this Agreement, the permanent base of operation of the Aircraft shall be in Chicago, Illinois.

10. Assignment. Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

11. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered by personal service, by the United States mail (registered or certified mail), by prepaid overnight courier or by confirmed facsimile transmission, in any case addressed to the intended recipient as set forth below such recipient’s name on the signature pages hereto. Any such communication shall be deemed received by the addressee thereof (i) when delivered by personal service, (ii) three business days after it is sent by registered or certified mail, return receipt requested, (iii) two business days after it is sent via a reputable overnight courier service, or (iv) upon receipt by the sender of confirmation of transmittal via facsimile. Any party may change its address for receipt of notice of such change by sending a notice to the other party in the manner prescribed above.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

13. Truth In Leasing. THE FOLLOWING CONSTITUTE THE TRUTH IN LEASING STATEMENTS REQUIRED UNDER SECTION 91.23 OF THE FAR:

(a) OWNER HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH ALL APPLICABLE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

(b) OWNER AGREES, CERTIFIES AND KNOWINGLY ACKNOWLEDGES THAT WHEN THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, OWNER SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF SUCH AIRCRAFT.

(c) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE FEDERAL AVIATION ADMINISTRATION, FSDO #3, CHICAGO, IL 60185. LESSEE FURTHER CERTIFIES THAT IT SHALL SEND A TRUE COPY OF THIS EXECUTED AGREEMENT TO:

AIRCRAFT REGISTRATION BRANCH

ATTN: TECHNICAL SECTION

P.O. BOX 25724

OKLAHOMA CITY, OKLAHOMA 73125

WITHIN 24 HOURS OF ITS EXECUTION, AS PROVIDED BY SECTION 91.23(c)(1) OF THE FAR.

A COPY OF THIS AGREEMENT MUST BE CARRIED IN THE

AIRCRAFT WHILE IT IS BEING OPERATED HEREUNDER.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written. The persons signing below warrant their authority to sign.

Owner:

ROSEMONT PROJECT MANAGEMENT, L.L.C. a Delaware limited liability company

By:	/s/ Kirk Rose
Name:	Kirk Rose
Its:	Vice President

71 South Wacker Drive, Suite 1200
Chicago, IL 60606
Telephone: 312/780-5472
Facsimile: 312/780-5281
Attention: Kirk Rose

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Lessee:

Thomas J. Pritzker:

/s/ Thomas J. Pritzker

71 South Wacker Drive, Suite 4700
Chicago, IL 60606
Telephone: 312/873-4901
Facsimile: 312/873-4997

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